EXHIBIT 10.1

AMENDMENT ONE TO EMPLOYMENT AGREEMENT

This Amendment One To Employment Agreement (the “Amendment”), dated as of November 8, 2005, is an amendment to that certain Employment Agreement (the “Agreement”) dated as of July 26, 2005, by and between i2 Technologies, Inc. (the “Company”) and Michael J. Berry (the “Employee and CFO”), collectively referred to as the “Parties.” Undefined capitalized terms used herein shall have the meanings ascribed to them in the Agreement.

The parties hereby amend the Agreement as follows:

Section 1.4.7 is hereby amended by deleting the fifth sentence thereof and replacing it with the following:

“Until such time as Employee’s home in Ohio is sold, the Company will pay the Employee an allowance of up to $6,000 per month for either (i) duplicate maintenance expenses associated with Employee maintaining his home in Ohio if Employee relocates to Dallas prior to his home in Ohio being sold, or (ii) commuting expenses to and from Dallas from Employees home in Ohio. Notwithstanding the foregoing, Employee shall be responsible for all costs associated with maintaining his home in Ohio. The monthly allowance shall be grossed up for any taxes payable by Employee associated with such allowance, if any.”

Other than as set forth above, the Agreement remains in full force and effect.

IN WITNESS WHEREOF, the Parties hereto have executed this Amendment on and as of the day and year first above written.

i2 Technologies, Inc.

/S/ ROBERT C. DONOHOO
Robert Donohoo Senior Vice President and General Counsel

Employee

/S/ MICHAEL J. BERRY
Michael J. Berry Executive Vice President of Finance and Accounting and Chief Financial Officer